Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Geos Communications, Inc.
Southlake, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-138242) of Geos Communications, Inc. of our report dated May 5, 2010, relating to the Consolidated Financial Statements which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Dallas, Texas
May 7, 2010